Exhibit 10.1

*** Where this marking appears throughout this Exhibit 10.1, information has been omitted pursuant to a request for confidential treatment and such information has been filed with the Securities and Exchange Commission separately.

STORAGE, THROUGHPUT
AND HANDLING AGREEMENT NO.
This Storage, Throughput and Handling Agreement (“Agreement”) is entered into effective as of October 5, 2016, by and between BKEP Materials, L.L.C., a Texas limited liability company (“BKEP Materials”), BKEP Terminalling, L.L.C., a Texas limited liability company (“BKEP Terminalling”), BKEP Asphalt, L.L.C., a Texas limited liability company (“BKEP Asphalt” and together with BKEP Materials and BKEP Terminalling, “Owner”), and Ergon Asphalt & Emulsions, Inc., a Mississippi corporation (“Customer”). Each of Owner and Customer sometimes referred to individually as a “Party” and collectively as the “Parties”.
R E C I T A L S
WHEREAS, Owner operates certain asphalt terminals that are owned or leased by Owner; and
WHEREAS, Owner desires to provide certain services to Customer for Customer’s Product (as defined below) and Customer desires to receive said services on the terms and conditions set forth herein;
NOW THEREFORE, in consideration of the mutual promises contained in this Agreement, the Parties agree to the following terms and conditions.
Section 1. Definitions.
In this Agreement, unless the context requires otherwise, the terms defined in the preamble have the meanings indicated and the following terms will have the meanings indicated below:
“Affiliate” means, in relation to a Party, any Person that (i) directly or indirectly controls such Party, (ii) is directly or indirectly controlled by such Party or (iii) is directly or indirectly controlled by a Person that directly or indirectly controls such Party. For this purpose, “control” of any entity or Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any Person, whether through the ownership of a majority of equity interests or voting power or control in fact of the entity or Person or otherwise. For purposes of this Agreement, Owner and its direct and indirect subsidiaries and parent entities shall not be deemed to be Affiliates of Customer’s parent company and its direct and indirect subsidiaries.
“Aggregate Operating Expenses” means all direct operating expenses incurred by Owner or its Affiliates with respect to the Terminals without duplication of any other expense reimbursed hereunder.
“Applicable Law” means (i) any law, statute, regulation, code, ordinance, license, decision, order, writ, injunction, decision, directive, judgment, policy, or decree of any Governmental Authority and any judicial or administrative interpretations thereof, (ii) any agreement, concession or arrangement with any Governmental Authority and (iii) any license, permit or compliance requirement by any Governmental Authority, in each case applicable to the Party at issue and as amended or modified from time to time.

“Assumed OPEX” has the meaning assigned to such term in Section 3.2.
“Barrel” means 42 Gallons.
“BOL” has the meaning assigned to such term in Section 6.2(b).
“Commencement Date” has the meaning assigned to such term in Section 17.1.
“Confidential Information” has the meaning assigned to such term in Section 21.1.
“Contract Year” means a period of 365 consecutive days commencing on the Commencement Date and each successive period of 365 consecutive days during the Term of this Agreement with the exception of any Contract Year in which February has 29 days when the period will be 366 consecutive days.
“Contribution Agreement” means that certain Contribution Agreement dated as of July 19, 2016 by and among BKEP Terminal Holding, L.L.C., Customer, Ergon Terminaling, Inc., Ergon Asphalt Holdings, LLC and Blueknight Energy Partners, L.P.
“Customer Responsibility” means any action, omission or Liability constituting or arising out of the breach by Customer or its Affiliates of, or for which Customer or its Affiliates have any indemnification obligation under, (A) the Contribution Agreement, (B) the Secondment Agreement or (C) any other agreement executed in connection herewith or therewith (and expressly does not mean the performance of any services or obligation or responsibility for any condition for which Customer pays Owner Storage Fees hereunder, including the maintenance obligations in Section 11).
“Disclosing Party” has the meaning assigned to such term in Section 21.1.
“EMR Costs” has the meaning assigned to such term in Section 11.2.
“EMR Estimate” has the meaning assigned to such term in Section 11.2.
“ERP System” has the meaning assigned to such term in Section 2.4(f).
“Excess EMR Fee” has the meaning assigned to such term in Section 11.2.
“Extraordinary Maintenance and Repair Costs” means the capitalized costs, calculated on a cumulative basis, from only the following items: repair or replacement of tank floors (to the extent it extends the life and/or capacity of the tanks), shells, insulation and roofs, including removing, demolishing, tearing down and disposing of any storage tank or other equipment deemed out of service or inoperable at the Commencement Date, heater replacement or heater repair (to the extent such heater repair exceeds $***), dock replacement or dock repair (to the extent such dock repair exceeds $***), rail spurs, water dredging, fall protection additions or replacement or any repair and maintenance requests specifically requested by Customer and deemed unnecessary by Owner. For purposes of clarification, costs for tank cleanings and inspections are specifically excluded from this definition.
“Force Majeure” means (i) strikes, lockouts or other industrial disputes or disturbances, (ii) acts of the public enemy or of belligerents, hostilities or other disorders, wars (declared or undeclared), blockades, thefts, insurrections, riots, civil disturbances or sabotage, (iii) acts of nature, landslides, severe lightning, earthquakes, fires, tornadoes, hurricanes, storms, and warnings for any of the foregoing which may necessitate the precautionary evacuation or shut-down of pipelines, trucks, docks, loading and unloading facilities storage tanks or other related facilities, floods, washouts, freezing of machinery, equipment, or lines of pipe, inclement weather that necessitates extraordinary measures and expense to construct facilities or maintain operations, tidal waves, perils of the sea and other adverse weather conditions or unusual or abnormal conditions of the sea or other water, (iv) arrests and restraints of, or other interference or restrictions imposed by, Governmental Authorities (either civil or military and whether legal or de facto or purporting to act under Applicable Law or otherwise), necessity for compliance with any court order, or any Applicable Law promulgated after the date hereof by a Governmental Authority having or asserting jurisdiction, embargoes or export or import restrictions, expropriation, requisition, confiscation or nationalization, (v) epidemics or quarantine, explosions, electric power shortages, (vi) breakage or accidents to equipment, machinery, plants, facilities, lines of pipe or trucks or vessels, which were not reasonably foreseeable and which were not within the control of the Party claiming suspension of its obligations under this Agreement pursuant to Section 12 and which by the exercise of reasonable due diligence such Party is unable to prevent or overcome, or (vii) any other causes, whether of the kind enumerated above or otherwise, which were not reasonably foreseeable, and which are not within the control of the Party claiming suspension of its obligations under this Agreement pursuant to Section 12 and which by the exercise of reasonable due diligence such Party is unable to prevent or overcome. Such term will likewise include, in those instances where either Party is required to obtain servitudes, rights-of-way, grants, permits, or licenses to enable such Party to fulfill its obligations under this Agreement, the inability of such Party to acquire, or delays on the part of such Party in acquiring, at reasonable cost and after the exercise of reasonable diligence, such servitudes, rights-of-way grants, permits or licenses, and in those instances where either Party is required to furnish materials and supplies for the purpose of constructing or maintaining facilities to enable such Party to fulfill its obligations under this Agreement, the inability of such Party to acquire, or delays on the part of such Party in acquiring, at reasonable cost and after the exercise of reasonable diligence, such materials and supplies. If Owner or Customer is claiming a suspension of its obligations under this Agreement pursuant to Section 12, any of the above listed events or circumstances will constitute an event of Force Majeure upon the first occurrence of the event or circumstance.
“Gallon” means a U.S. gallon of 231 cubic inches corrected to 60 degrees Fahrenheit.
“General Partner” means the general partner of Blueknight Energy Partners, L.P.
“Governmental Authority” means any foreign or U.S. federal, state, regional, local or municipal governmental body, agency, instrumentality, board, bureau, commission, department, court, authority or entity established or controlled by a government or subdivision thereof, including any legislative, administrative or judicial body, or any Person purporting to act therefor.
“Indemnified Party” has the meaning assigned to such term in Section 20.1.
“Indemnifying Party” has the meaning assigned to such term in Section 20.1.
“Independent Inspector” means a licensed Person who performs sampling, quality analysis and quantity determination of the Product received or delivered.
“Initial Term” has the meaning indicated in Section 17.1.
“Interest Rate” means the one-Month London Interbank Offered Rate.
“Lease” has the meaning indicated in Section 2.1.
“Leased Facility” has the meaning indicated in Section 2.1.
“Lessor” has the meaning indicated in Section 2.1.

“Liability” means any obligation, liability, charge, deficiency, assessment, interest, penalty, judgment, award, cost or expense of any kind (including reasonable attorneys’ fees, other fees, court costs and other disbursements). The term also includes any liability that arises out of or is related to any claim, proceeding, judgment, settlement or judicial or administrative order made or commenced by any Third Party or Governmental Authority.
“Minimum Capacity Commitment” has the meaning indicated in Paragraph 3(a) of Attachment A.
“Month” means a calendar month.
“Out of Service Shell Barrel Fee Reduction” has the meaning assigned to such term in Section 4.6.
“Out of Service Storage Tank” has the meaning assigned to such term in Section 4.6.
“Owner Responsibility” means any action, omission or Liability constituting or arising out of the breach by Owner or its Affiliates of, or for which Owner or its Affiliates have any indemnification obligation under, (A) the Contribution Agreement, (B) the Secondment Agreement or (C) any other agreement executed in connection herewith or therewith.
“Per Barrel Storage Fee” has the meaning assigned to such term in Attachment A.
“Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Government Authority or any other entity.
“Product” means the particular products identified in Attachment B and the related raw materials incident thereto.
“Product Loss” means any loss of Product occurring as a result of any contamination, adulteration, mislabeling, misidentification or other loss of or damage to Product caused by the failure of Owner to use generally accepted terminalling practices in the handling, testing or storage of Product; provided Product Loss shall not include the result of loss of or damage to Product (i) associated with circumstances involving Force Majeure, (ii) caused by the act or omission of Customer, (iii) due to normal Product evaporation, shrinkage, or clingage, (iv) Product measurement inaccuracies within tolerance acceptable under current industry practices (including by way of example, measurement tolerances of weigh scales, flow meters, and level indicators), or (v) any other loss for any reason whatsoever, provided that such loss pursuant to this clause (v) does not exceed 2% of Customer’s Product received by Owner at the Terminals. If Product Loss exceeds 2% of Customer’s Product received by Owner at the Terminals, Owner shall only be responsible for the amount in excess of 2%.
“Receiving Party” has the meaning assigned to such term in Section 21.1.
“Scheduling Notice” has the meaning assigned to such term in Section 4.3.
“SDS” means a Safety Data Sheet.
“Services” has the meaning assigned to such term in Section 2.4.
“Specifications” means the Product provided by Customer pursuant to Attachment C and any additional specifications set forth in a Scheduling Notice.
“Storage Fee” has the meaning assigned to such term in Attachment A.

“Storage Tanks” means those asphalt cement storage tanks listed on Attachment A that are located at the Terminals and used to provide the terminalling and storage services to Customer pursuant to this Agreement.
“Term” has the meaning indicated in Section 17.2.
“Terminals” means the facilities set forth in Paragraph 7 of Attachment A, including the respective Storage Tanks.
“Third Party” means any entity other than Owner, Customer or their Affiliates.
“Third Party Claim” has the meaning assigned to such term in Section 20.3.
“Ton” means a U.S. short ton of 2,000 pounds.
Section 2. Facilities, Services, Statements, Invoices, Documents and Records. Subject to Terminal capabilities existing as of the Commencement Date:
2.1    Owner leases the facilities described on Attachment E (each, a “Leased Facility”), which remain subject to applicable lease agreements, which may be amended or revised from time to time (collectively referred to as the applicable “Lease”). The lessor under each applicable Lease is referred to herein as the “Lessor.”
2.2    Anything contained in any provision of this Agreement to the contrary notwithstanding, Customer agrees, with respect to any Leased Facility, to comply with and not to breach the Lease, and use commercially reasonable efforts to remedy any default in this Agreement that is Customer’s obligation to cure that results in a breach or default under a Lease, within the period allowed to Owner (as lessee) under the applicable Lease, even if such time period is shorter than the period otherwise allowed therein due to the fact that notice of default from Owner to Customer is given after the corresponding notice of default from Lessor to Owner. Owner agrees to forward to Customer, immediately upon receipt thereof by Owner, a copy of each notice of default received by Owner in its capacity as lessee under the applicable Lease. Customer agrees to forward to Owner, immediately upon receipt thereof, copies of any notices received by Customer from Lessor or from any Governmental Authorities with respect to a Leased Facility.
2.3    Owner agrees to provide storage and terminalling services to Customer at the Terminals, including providing a safe area for the purpose of loading or unloading Product and the provision of Storage Tanks for storage of Customer’s Product. Owner further agrees to provide terminal and related facilities required to safely perform all Services to be provided by Owner herein. All such facilities are to be maintained by Owner in good working order at all times during the Term in accordance with the provisions herein.
2.4    Owner will provide to or for Customer the following storage and terminalling services related to the receipt of Product at the Terminals and to the storage, terminalling and delivery of Product into and out of the Terminals (collectively, the “Services”):
(a)    receive and unload all Product delivered, by or on behalf of Customer, to each Terminal from time to time during the Term of this Agreement;
(b)    load Product into tank trucks, rail cars, barges, or vessels, as directed by Customer;

(c)    provide all pumping and heating necessary for proper performance of each of the foregoing services including heating facilities adequate to maintain the temperature of Product normally used at each Terminal as requested by Customer;
(d)    handle, process, manufacture and store Product in accordance with the instructions, formulations and Specifications provided by Customer, as such may be updated from time to time and agreed upon by the Parties;
(e)    prepare all tank or vessel gauging reports, bills of lading and other shipping papers and deliver copies thereof to Customer on a daily basis; and
(f)    keep records and accounts and make reports relating to Product received in storage, withdrawn from storage and loaded into vessels from each Terminal, with such reports being provided to Customer through the use of Customer’s enterprise resource planning system (“ERP System”) on a daily basis.
2.5    The Services will be performed in compliance with Applicable Law and in accordance with generally accepted terminalling practices. Owner may adapt its performance of the Services, although not to a standard less than commercially reasonable, in order (i) to be consistent with industry practices; (ii) to meet the requirements of Applicable Laws; or (iii) to achieve the efficient utilization of the Terminals and Storage Tanks. In no event shall Owner accept Product in excess of the storage capacity of the Storage Tanks at any Terminal.
2.6    Customer assumes full responsibility for informing Owner of the proper and safe means and methods of storing and handling Customer’s Product. Customer agrees to execute in its name, pay for, and furnish to Owner all information and documents, which may be required by any Governmental Authority having jurisdiction under Applicable Laws relating to the description, receipt, storage, handling or discharge of the Product, including, but not limited to, sludges, flushing materials or other portions, admixtures, components or residues of, at or from any Terminal of Owner. Customer shall be responsible for advising Owner in writing of any changes in such requirements prior to the date such changes take effect, as well as any revised information and documents required. Customer also agrees to provide Owner with further readily available information or advice upon request to assist Owner in performing its responsibilities for receipt, storage and redelivery of Product.
2.7    Customer acknowledges that it is responsible for the Specifications relating to the handling of any Product. Owner shall not be responsible for, and Customer shall indemnify and hold Owner harmless from and against, any Liability relating to handling instructions and Specifications provided by Customer or Owner’s failure to meet the Specifications provided by Customer if such failure is due to an act or omission of Customer.
2.8    Each Party will maintain a true and correct set of records pertaining to its performance of this Agreement and will retain copies of all such records for a period of not less than two years following termination or cancellation of this Agreement. Upon reasonable prior notice, a Party or its authorized representative may at its sole cost, during the Term of this Agreement and thereafter during the aforesaid two year period, inspect such records of the other Party during normal business hours at the other Party’s place of business. Unless a Party has taken written exception to a statement or invoice within 12 Months following the end of the year in which the statement or invoice is delivered, the statement or invoice shall be conclusively presumed to be true and correct.

2.9    Customer shall provide all requisite formulations and process recommendations for processing of Products that will conform to any applicable Specifications. Owner shall manufacture and process Products in strict conformity with such formulations and process recommendations and in such volumes as may reasonably be requested by Customer. Any additional testing required at request of Customer will be by mutual agreement.
2.10 Customer shall provide any and all assistance and documents deemed necessary by Owner to meet Owner’s internal audit requirements.
Section 3.    Fees, Charges, Taxes, Disputed Amounts.
3.1    Customer will pay Owner the fees, rates and charges set forth in Attachment A with respect to the Services. All such payments, as well as any taxes and other amounts to which Owner is entitled under this Agreement, shall be paid in accordance with the terms and conditions set forth in this Agreement.
3.2    At the end of the calendar year ending December 31, 2017, Owner shall calculate the Aggregate Operating Expenses incurred in the operation of the Terminals during that twelve month period ended December 31, 2017. If such Aggregate Operating Expenses exceed the product of $*** (“Assumed OPEX”) times ***, the Parties shall increase the applicable Per Barrel Storage Fees and the applicable Storage Fees by an amount necessary to increase the per annum aggregate Storage Fees payable hereunder by an amount equal to such excess (without duplication of any other expense reimbursed hereunder) for the remainder of the Term. If such Aggregate Operating Expenses are less than the product of the Assumed OPEX times ***, the Parties shall decrease the applicable Per Barrel Storage Fees and the applicable Storage Fees by an amount necessary to decrease the per annum aggregate Storage Fees payable hereunder by an amount equal to such shortfall for the remainder of the Term. Should any fees be adjusted negatively in an amount equal to or greater than $***, the foregoing adjustments shall be subject to review and approval by the Conflicts Committee of the board of directors of the General Partner. Should any fees be adjusted positively in an amount equal to or greater than $***, the foregoing adjustments shall be subject to review and approval by Customer’s board of directors.
3.3    All fees and charges reflected in Owner’s invoices are due and payable within 30 days of the date of receipt of Owner’s invoice. Payment must be made by electronic funds transfer of same day available federal funds to Owner’s account and bank, both as indicated on Owner’s invoice. Invoices may be sent by electronic mail and facsimile. Payments that are not disputed and that are not made within the agreed or designated terms shall bear interest from the original due date at (i) the rate of 18% per annum or if this rate is prohibited by Applicable Law, then (ii) the highest rate allowed by Applicable Law. If Customer disputes any portion of an invoice, Customer must pay the undisputed portion of the invoice. Overdue amounts or disputed amounts that are resolved in favor of Owner will accrue interest at the Interest Rate from the date that payment is due until paid in full and Customer will pay all of Owner’s reasonable, out-of-pocket costs (including reasonable attorneys’ fees and court costs) of collecting past due payments and late payment charges.
3.4    Customer will pay, and will indemnify and hold harmless Owner from and against, any and all sales, use, excise and similar taxes, fees or other charges and assessments imposed on the Services and the fees and charges therefore. Customer will also pay, and will indemnify and hold harmless Owner from and against, any ad valorem or property ownership taxes, if any, on Customer’s Product located at each Terminal or in the Storage Tanks and Customer’s other property, if any. Owner shall be responsible for and pay all other applicable taxes levied upon Owner, including its own income and franchise taxes and ad valorem and other property taxes on the Terminals and Storage Tanks themselves (but not on any Product stored on or in the Terminals and Storage Tanks). It is the intent of Owner and Customer that the Services are being provided with respect to products being manufactured for sale in the ordinary course of business. Owner and Customer shall fully cooperate in providing documentation, exemption, or resale certificates required by applicable law to document and establish qualifications for any sales, use, or other transaction tax exemptions available with respect to the Services.
Section 4.    Operations, Receipts and Deliveries.
4.1    Receipts and deliveries of Product will be handled within the normal business hours of the applicable Terminal (subject to Section 12). Except as required pursuant to Section 4.2, Section 8.1 or Section 20 of this Agreement, Owner will not be responsible for the payment of any costs incurred by Customer or its transportation carrier for any delay in receiving or delivering Product or any other costs or fees.
4.2    Owner shall make available to Customer existing loading docks and wharves serving the applicable Terminal. Access to the dock/loading facilities sometimes depends on the level of the adjacent waterway and the draft of the barges. Customer assumes the risks of access to the dock/loading facilities due to the foregoing, and is responsible for arranging for and bearing any costs associated with accessing the dock/loading facilities. Any demurrage for vessels utilized by Customer shall be at Customer’s sole expense, unless such demurrage is caused by Owner’s negligence or willful misconduct. Owner and Customer agree to use commercially reasonable efforts to attempt to minimize any demurrage that may be incurred by Customer in accordance with the foregoing.
4.3    Except as set forth in Section 2.4(a) and (b), Customer must arrange for and pay all Third Party costs related to the delivery of Customer’s Product to the applicable Terminal and from the Storage Tanks. Owner is not responsible for such Third Party costs except as otherwise specifically provided herein. Unless otherwise provided by Owner in writing, Customer must provide written notice reasonably acceptable to Owner containing all necessary instructions, including without limitation, the identity and quantity and any other Specifications of the Product and the tentative date of delivery to the applicable Terminal (“Scheduling Notice”). The Parties shall reasonably coordinate with each other in advance with regard to scheduling of all Product movements and the in-bound quality, volume and grade, the times of delivery by each Terminal, and all material movement prior to shipment of all Product delivered to Owner hereunder. Each Scheduling Notice delivered hereunder by Customer for deliveries of Product to a Terminal shall be sent to those individuals that Owner has specified to Customer to receive such Scheduling Notice for the applicable Terminal with respect to such Product delivery.
4.4    Owner will deliver to Customer or to such Third Parties as Customer may direct, the Product held by Owner for the account of Customer. Customer is responsible for providing to Owner documentation required to authorize deliveries for or on its behalf from the applicable Terminal.
4.5    Owner will provide the Services to Customer only with respect to Product. Customer will have access to the Terminals for other products only with prior written notice to and consent by Owner. Any other product approved by Owner will then become part of Product as defined in this Agreement. If a special method of providing the Services is required for Product, then Customer must notify Owner in sufficient time to enable Owner to consider whether, in Owner’s sole discretion, it will accept the proposed changes in the method of delivering the Services and to take the necessary preparatory measures if it agrees with such changes. Absent such notice and absent Owner’s written approval with respect to a change in the Product to another Product or the method of delivering the Services, Owner will not be liable for losses or damage incurred during the terminalling and storage of Product (except for losses and damages resulting from Product Loss), nor will Owner be obligated to provide such special Service. It is understood that the cost of any additional or special equipment required by Customer or of alterations made necessary by the nature of Product will be for the account of Customer, and Customer will be responsible for the expense of any necessary cleaning and restoration to their previous condition of the Terminals and Storage Tanks, including, without limitation, pumps, and loading facilities, unless otherwise explicitly stated in this Agreement. All fixtures, equipment and appurtenances attached to the Storage Tanks installed by Owner remain the property of Owner.
4.6    Owner may take any Storage Tank out of service during the Term in order to perform scheduled inspections, maintenance or repairs. If a Storage Tank is out of service for 30 days or less, Customer will be obligated to continue to pay the applicable Storage Fees during such 30 day period such Storage Tank is out of service. If a Storage Tank is out of service for more than 30 days for any reason other than Force Majeure, a Customer Responsibility or due to negligence or willful misconduct of Customer, any of its Affiliates, or their employees, directors, officers, representatives, agents or contractors: (a) Owner, at Owner’s option and at Owner’s cost, may move Customer’s Product to substantially equivalent alternate tank(s) while the original Storage Tank is out of service, and Customer will continue to pay the applicable Storage Fees; or (b) after the 30 days that the Storage Tank is out of service (“Out of Service Storage Tank”), Customer’s obligation to pay the applicable Storage Fees will be reduced as provided herein to address the loss of capacity available (“Out of Service Shell Barrel Fee Reduction”). The Out of Service Shell Barrel Fee Reduction per Month shall equal the applicable Per Barrel Storage Fee set out on Attachment A, multiplied by the total barrel capacity of the Out of Service Storage Tank(s) (prorated for any partial Month) (and, for avoidance of doubt, the Out of Service Shell Barrel Fee Reduction for a particular Out of Service Storage Tank shall be zero for each of the first 30 days such Out of Service Storage Tank is out of service). The Out of Service Shell Barrel Fee Reduction shall be deducted from the applicable Storage Fees, calculated as a daily deduction. This shall continue until the Out of Service Storage Tank is repaired and ready for service, or until substitute storage is provided, in an amount at least equal to that of the Out of Service Storage Tank. In addition to the foregoing, to the extent a Storage Tank becomes unavailable as a result of an event other than Force Majeure, a Customer Responsibility or due to the negligence or willful misconduct of Customer and is not made available within 12 Months after the date on which such capacity became unavailable, and substitute storage is not provided to handle the volume of Product for which there is a documented unmet storage need, then Customer shall have the right to terminate, upon written notice to Owner, the portion of Services provided at the affected portion of the applicable Terminal with a proportional reduction of the applicable Storage Fees for the remainder of the Term. In the event an Out of Service Storage Tank is a result of a Customer Responsibility or the negligence or willful misconduct of Customer, any of its Affiliates, or their employees, directors, officers, representatives, agents or contractors, there shall be no change to Customer’s obligation to pay the applicable Storage Fees. Storage Tanks that are inactive on the Commencement Date, as shown on Attachment D, are not to be included in determining any Out of Service Shell Barrel Fee Reduction. Owner shall coordinate with Customer in scheduling inspections, maintenance or repairs contemplated by this Section 4.6 so as to minimize disruptions of Customer’s business and operations. The Parties shall act with commercially reasonable diligence to overcome or remedy any Customer Responsibility that results in an Out of Service Storage Tank and resume performance as quickly as possible.
4.7    If any Governmental Authority requires installation of any improvement, alteration or addition to any Terminal for purposes of compliance with Applicable Law, and if the installation would require Owner to make substantial and unanticipated capital expenditures, other than continued maintenance and capital expenditures not affected by such requirement, Owner will be entitled to charge Customer a reasonable service surcharge (which surcharge may include Owner’s cost of capital) in addition to the fees set out in Attachment A. Owner will notify Customer of (a) the cost of making any such improvement, alteration or addition, after Owner’s efforts to mitigate such costs, (b) when such improvement, alteration or addition must be completed and (c) Owner’s reasonable estimate of the service surcharge related to the capital expenditure to be paid by Customer over the remaining Term. Owner will not be required to make any improvements, alterations or additions to the applicable Terminal in such circumstance, unless Customer agrees to pay the surcharge.
(i)    If Customer elects, after commercially reasonable negotiation with Owner, not to pay the surcharge and Owner chooses not to pay for such improvement, alteration or addition, Owner may direct the affected Product to a mutually acceptable storage tank at the same Terminal, another Terminal or at other facilities owned or leased by Owner or its Affiliates. If Customer elects not to pay the surcharge, and if Owner does not direct the Product to mutually acceptable alternate facilities, either Party may terminate this Agreement as to the applicable Terminal, with a corresponding reduction in the applicable Minimum Capacity Commitment and fees set out on Attachment A by giving the other Party notice of its intention no later than 30 days after Owner’s receipt of notice of Customer’s election not to pay the service surcharge.
(ii)    If Customer elects to pay the service surcharge, Owner shall proceed with the installation of the required improvement, alteration or addition. Owner will calculate the surcharge required to recover the portion of Owner’s costs for the improvement, alteration or addition attributable to Customer’s use of the impacted portion of the applicable Terminal. The portion of Owner’s costs to be recovered through the surcharge to Customer shall equal the percentage of total revenues from the impacted segment of the applicable Terminal attributable to Customer’s use of such Terminal segment over a period to be reasonably agreed by Owner and Customer. Customer may pay the surcharge in equal monthly installments over the remaining Term. In such a case, Owner will be entitled to include Owner’s cost of capital in the amount of the monthly installment. Within 30 days after completion of the required improvement, addition or alteration, Customer may elect to pay the surcharge for the remaining Term in one lump sum. Owner shall calculate the cost of the improvement, alteration or addition and the surcharge using reasonable assumptions and estimates. In addition to actual capital and installation costs, the costs to be recovered through the surcharge will include engineering and interest expense and subsequent reasonable expenses, if any, of operating or maintaining such installation as reasonably determined by Owner.
4.8    Customer will be responsible for providing tank bottoms at each Terminal. At the end of the Term (or at the termination of this Agreement as to the applicable Terminal), Customer will be responsible for the removal of such tank bottoms, unless Owner agrees to purchase such tank bottoms from Customer.
Section 5.    Product Quality Standards and Requirements.
5.1    Customer warrants to Owner that all Product tendered by or for the account of Customer for receipt into the Terminals and Storage Tanks will (i) conform to the Specifications, (ii) comply with industry standards and (iii) comply with all Applicable Law. Owner may rely upon the Specifications and representations of Customer, if any, set forth in the Scheduling Notice as to Product quality. Owner will not be obligated to receive Product into any Terminal or Storage Tank that is contaminated or that otherwise fails to meet the Specifications, nor will Owner be obligated to accept Product that fails to meet Product grade, if any, set forth in the Scheduling Notice. Notwithstanding anything in this Section 5, but subject to Section 5.5, Customer may tender by or for the account of Customer for receipt into any Terminal or Storage Tank, Product that does not conform to the Specifications for blending with other Product that, following blending with the non-conforming Product, shall conform to any applicable Specifications. Should Owner remove or dispose of or otherwise treat the Product for any water or other material or contaminants in or associated with the Product at any time, Customer shall pay or reimburse all costs and expense associated with such removal, disposal or treatment. Owner shall not remove or dispose of or otherwise treat the Product for any water or other material or containment without the prior approval of Customer.

5.2    Owner may randomly test delivered Product to ensure it is not contaminated and otherwise meets the applicable Specifications. If Customer’s Product does not meet the Specifications or Owner has not received a prior written waiver for unloading said Product, Owner shall contact a representative of Customer before unloading Product at the applicable Terminal and shall not unload such Product without first obtaining Customer’s approval. Customer acknowledges and agrees that it shall be responsible for any reasonable delay costs (including, but not limited to, demurrage, transportation costs and energy costs) incurred by Owner for handling, re-delivering and/or waiting for Customer’s decision with respect to Product not meeting the Specifications. Customer understands it is responsible for all field performance issues related to any Product delivered by Customer to Owner and/or any Product delivered by Owner to Customer under this Agreement.
5.3    The quality of Product tendered into the Terminals for Customer’s account may be verified either by Customer’s laboratory analysis, or by an Independent Inspector’s analysis indicating that the Product so tendered meets the minimum Product Specifications, as applicable. Such analysis may be conducted on a periodic basis in accordance with the applicable agency plan, changes to which shall be subject to the approval of Owner, which approval shall not be unreasonably withheld, conditioned or delayed. All costs associated with such compliance program shall be borne by Customer. Upon reasonable notice to Customer, Owner, at its expense, may sample any Product tendered to Owner for Customer’s account for the purpose of confirming the accuracy of the analysis.
5.4    Each Party may at all reasonable times and without unreasonable disruption to the other Party’s operations conduct appropriate tests to determine whether Product meets the applicable Specifications. Owner will be liable to Customer for any Liability incurred by Customer by reason of contamination of Product occurring at any Terminal that causes the Product to fail to meet Specifications, but only to the extent such contamination involves a Product Loss. In all other cases, Customer shall indemnify Owner for any Liability incurred by Owner to parties who purchase Product from Customer.
5.5    If, at any time during the Term, there is a material change in the Product, Specifications or Services hereunder that would result in a material increase in costs to Owner hereunder, then the Parties will use commercially reasonable efforts to modify this Agreement and/or the fees payable by Customer hereunder as necessary to reflect such cost increase on such terms as are mutually agreed by the Parties.
Section 6.    Title, Custody, Measurement and Custody of Product.
6.1    Title and Custody. Customer warrants that it shall hold clear title to the Product delivered to Owner pursuant to this Agreement. Title to the Product will remain with Customer at all times subject to any lien in favor of Owner created under Applicable Law. Owner shall have custody and risk of loss of Customer’s Product beginning when such Product passes the flange connection at the applicable Terminal between the delivering barge, vessel, tank truck or rail car and Owner’s receiving hose, if applicable, at the applicable Terminal and ending when Customer’s Product passes the last hard flange connection at the applicable Terminal into a barge, vessel, tank truck or rail car for delivery to Customer, its customers or its other designees.
6.2    Measurement at Receipt.
(a)    Barges/River Tows. With respect to Product received by Owner from Customer from a barge, the quantity of such Product shall be determined by gauging the receiving tanks containing such Products, immediately before and after the unloading. If Customer requests that such measurement be conducted by a Third Party, Customer shall be solely responsible for all costs associated with such measurement.

(b)    Truck/Rail Cars. Owner will assume receipt of the volumes set forth on the designated bill of lading (“BOL”) of a delivery truck. Owner will gauge rail cars to determine volumes received. Owner reserves the right, at its discretion, to randomly measure and/or meter (using commercially reasonable standards) the volume of Product actually delivered against the volume of Product set forth on the designated BOL of a delivering truck. Owner reserves the right to base receipt of volumes on such random measurement if it deems appropriate.
(c)    Measurement Standards. All measurements shall be made in all respects in accordance with the applicable American Petroleum Institute standards, and all quantities, however measured, shall be (1) adjusted to volume equivalents at 60°F in accordance with Table No. 2 of the ASTM/IP Petroleum Measurements Tables D4311/4311M (as to asphalt and polymer-modified asphalt) and Table B-1 of the Asphalt Emulsions Manufacturers Association (as to asphalt emulsions), in each case as in effect at the time of the measurement, or other Tables as accepted by both Owner and Customer, and (2) converted into Tons on the basis of actual specific gravity at 60°F, in accordance with that same Table.
6.3    Measurement of Storage Quantities. The quantities of Product in storage at any time at each Terminal shall be determined by gauges of the Storage Tank(s) or by count at such Terminal. All gauging of the Storage Tank(s) and counts at each Terminal to measure Product in storage shall be taken by Owner’s personnel. Customer shall have the right to witness the gauging and counting or to provide an Independent Inspector to witness the gauging or counting.
6.4    Measurement at Delivery. Once Product has been loaded onto Customer’s designated transport for shipment out of the applicable Terminal, Owner will provide the transport driver a BOL on behalf of Customer, as Customer’s limited agent, indicating the quantity (by weight), Product type and the destination of the Product as determined by Customer and on a BOL form approved by or provided to Owner by Customer. The applicable Terminal will issue Customer’s BOL through Customer’s ERP System and such will be the official document verifying the quantity (by weight) of Product, delivered to Customer, or Customer’s designee, at the applicable Terminal. Each BOL shall name Customer as the Person delivering the goods for shipment and Customer will be the DOT shipper of record for all shipments out of the applicable Terminal. Customer shall be responsible for providing all SDS and related documentation to Owner and to Customer’s customers and carriers. Customer will make written notification of any discrepancies or exceptions to the information on any BOL within 20 days of the BOL date.
Section 7.    Limitation of Liability and Damages.
7.1    The maximum Liability of Owner for Product Loss will not exceed, and is strictly limited to, the market value of the Product at the time of the Product Loss or immediately prior to its contamination. Owner may, in lieu of payment for Product Loss, replace such Product with Product of like grade and quality and reasonably acceptable to Customer.
7.2    EXCEPT FOR THE PARTIES’ INDEMNIFICATION OBLIGATIONS WITH RESPECT TO CLAIMS OF THIRD PARTIES, THE PARTIES’ LIABILITY FOR DAMAGES HEREUNDER IS LIMITED TO DIRECT, ACTUAL DAMAGES ONLY, AND NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR SPECIFIC PERFORMANCE, LOST PROFITS, DIMINUTION IN VALUE OR OTHER BUSINESS INTERRUPTION DAMAGES, OR SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, IN TORT, CONTRACT OR OTHERWISE, OF ANY KIND, ARISING OUT OF OR IN ANY WAY CONNECTED WITH THE PERFORMANCE, THE SUSPENSION OF PERFORMANCE, THE FAILURE TO PERFORM, OR

THE TERMINATION OF THIS AGREEMENT. EACH PARTY ACKNOWLEDGES ITS DUTY TO MITIGATE DAMAGES HEREUNDER.
7.3    Notwithstanding anything herein to the contrary: (a) in no event will Owner be responsible or liable hereunder for any Customer Responsibility; and (b) in no event will Customer be responsible or liable hereunder for any Owner Responsibility.
Section 8.    Product Loss.
8.1    Customer shall be solely responsible for furnishing all asphalt and related raw materials used to process or manufacture any and all Products at the Terminals.
8.2    During such time as Owner has custody of the Product, Owner will indemnify Customer against, and is responsible for, any Product Loss that occurs while the Product is in Owner’s custody at the applicable Terminal or remains in the Storage Tanks. In the event of the foregoing Product Losses, the total quantity of net Product Loss at the termination of the Agreement will be determined within 30 days following the end of the Term, and Owner will reimburse Customer the cost of such Product on the determination date thereof. Other than pursuant to Section 20, Owner shall have no responsibility for any loss, damage or injury to persons or property (including the Product) arising out of possession or use of the Product, except to the extent that such loss, damage or injury involves a Product Loss.
8.3    Each Month, Owner will use the measurement procedures set out in Section 6.3 to determine the amount of Product located at each Terminal.
Section 9.    Loading and Transporting Conditions.
9.1    Right to Reject Transport Vehicles and Refuse to Load/Transfer Under Unsafe Conditions. Owner reserves the sole right to reject any rail cars, trucks, transports, barges, vessels or containers presented for loading which Owner reasonably believes would present an unsafe or potentially unsafe situation or condition, and Owner reserves the right, in its sole discretion, to refuse to load goods under any condition Owner deems unsafe, which is caused by, including but not limited to, drivers, personnel, equipment, procedures and/or weather conditions.
9.2    Compliance with Owner’s Designated Policies and Procedures. Customer agrees that it, including its contractors, agents and employees, will comply with all of Owner’s safety regulations and rules when Customer or its contractors, agents or employees are on Owner’s premises or otherwise in connection with the performance of this Agreement.
9.3    Compliance with Hazmat Laws. Both Owner and Customer shall comply with all Applicable Laws relating to hazardous materials.
9.4    Accident Reporting and Emergency Response.
(a)    Product Release at Owner’s Terminals.
(i)    Reporting and Response Obligation. If a release of Customer’s Product occurs at any Terminal or from any Storage Tank, as between Owner and Customer, Owner shall make all release notifications and reports that are legally required and shall also provide Customer with written notice of such legally required release notifications and reports within three business days of making such notifications and reports. Further, as between Owner and Customer, Owner shall be responsible to perform any and all response actions required to address such releases on such Terminal.

(ii)    Financial Responsibility. Owner shall be financially responsible for all releases occurring at any Terminal or from any Storage Tank with respect to Product in its custody; except that, to the extent a release of Product occurring on any Terminal while in Owner’s custody is caused by Customer, Customer shall indemnify Owner for all costs of response actions and remediation related thereto. Customer shall also indemnify Owner for all costs of response actions and remediation related to a release occurring at any Terminal if at the time of such release, the Product is in the custody of Customer; except that, to the extent such release is caused by Owner, Owner shall indemnify Customer for all costs of response actions and remediation related thereto. For purposes hereof, financial responsibility shall include responsibility for all Liabilities relating to environmental remediation and clean-up costs, and damages in connection with personal injuries, death or damage to property or the environment arising from or relating to the subject release.
(b)    Product Release Outside Owner’s Terminal.
(i)    Reporting and Response Obligation.    If a release occurs while Customer’s Product is any place other than at the Terminals or the Storage Tanks, as between Owner and Customer, Customer shall make all release notifications and reports that are legally required and shall provide Owner with written notice of such release notifications and reports within three business days of making such notifications and reports. Further, as between Owner and Customer, Customer shall be responsible for and shall clean up and take any and all response actions required to address all releases that occur while the Product is not on Owner’s Terminals.
(ii)    Financial Responsibility. Customer shall be financially responsible for all releases occurring at any place other than Owner’s Terminals or Storage Tanks; except that, to the extent a release of Product occurring outside of Owner’s Terminals is caused by Owner, Owner shall indemnify Customer for all costs of response actions and remediation related thereto. For purposes hereof, financial responsibility shall include responsibility for all Liabilities relating to environmental remediation and clean-up costs, and damages in connection with personal injuries, death or damage to property or the environment arising from or relating to the subject release.
Section 10.    Improvements.
10.1    Subject to (i) Owner’s written approval, which approval may relate to design, location, construction methods, and installation procedures and may be withheld in Owner’s sole discretion, and (ii) the terms, provisions, and conditions of this Agreement, Customer may construct or place at the Terminals, at Customer’s sole expense, improvements desired by Customer (“Customer Improvements”). Such improvements, if permanently placed or affixed to the Terminals, shall become the property of Owner at termination of this Agreement, except as otherwise agreed to in writing by the Parties and when applicable, the Lessor. Except as provided in the immediately preceding sentence, Customer shall be permitted at any time to remove or dispose of any Customer Improvement; provided, that Customer shall restore the applicable Terminals to the same condition that existed prior to the installation of such Customer Improvement. Customer shall not remove or dispose of any of the assets or improvements at the Terminals (other than Customer Improvements as provided in the immediately preceding sentence) without the prior written approval of Owner, which may be withheld in Owner’s sole discretion.
10.2    Customer shall have the right to install and maintain signage at the Terminals at Customer’s sole cost and expense (including but not limited to construction costs, permits and licensing fees) and in conformity with all Applicable Laws and restrictive covenants; provided that such signage shall only provide information reasonably necessary to facilitate receipt and delivery of Customer’s

Product. Upon the expiration or earlier termination of this Agreement, Customer shall remove all signage and restore the premises to their original condition at Customer’s sole cost and expense.
Section 11.    Maintenance.
11.1    Subject to the limitations set forth in this Section 11, Owner shall be responsible for the maintenance and repair of the Terminals. Owner will maintain and operate the Terminals in accordance with the equipment manufacturer’s standards and/or industry practices. Owner shall retain liability for costs associated with adequacy of spill containment at the Terminals, except to the extent provided in Article 8 of the Contribution Agreement.
11.2    Notwithstanding anything to the contrary in this Section 11, if the cumulative amount of Extraordinary Maintenance and Repair Costs through the end of any calendar year (“EMR Costs”) exceeds the product of $*** and (a) the number of full years from the Commencement Date through the end of such calendar year plus (b) for any partial calendar year during the Term, a fraction with a numerator equal to the number of days of the Term during such partial calendar year and a denominator of 360 (“EMR Estimate”), Customer shall pay to Owner, as an additional storage and terminalling services fee (“Excess EMR Fee”), an amount equal to the greater of (i) the amount by which the EMR Costs exceed the EMR Estimate, minus all prior Excess EMR Fees previously paid under this Section 11.2, or (ii) zero. If the EMR Costs are less than the EMR Estimate, Owner shall refund to Customer the lesser of (i) the amount by which the EMR Estimate exceeds EMR Costs or (ii) the amount of prior Excess EMR Fees previously paid by Customer under this Section 11.2 (but, for the avoidance of doubt, in no case shall the cumulative amounts payable by Owner to Customer under this sentence exceed the cumulative amount of Excess EMR Fees paid by Customer to Owner).
For example, if the Commencement Date is July 1, 2016, and the EMR Costs through the end of calendar year 2018 were $***, and Excess EMR Fees of $*** were previously paid under this Section 11.2, then the Excess EMR Fee for 2018 would be $*** (i.e., $***- ($*** x 2.5 years) - $***). If the Commencement Date is July 1, 2016, the EMR Costs through the end of calendar year 2018 were $***, and Excess EMR Fees of $*** were previously paid under this Section 11.2, then, for 2018, Owner would refund $*** of the Excess EMR Fees previously paid by Customer (i.e., lesser of (x) ($*** x 2.5 years) - $*** or (y) $***).
11.3    Owner shall obtain Customer’s prior written approval for all repair and maintenance costs expected to be used in calculating the Excess EMR Fee per individual repair or maintenance occurrence. Owner may not make repairs on behalf of Customer without Customer’s prior written approval.
11.4    Any payments due pursuant to Section 11.2 will be paid in a lump sum each Contract Year within 30 days of the determination thereof or, upon termination of this Agreement, within 30 days of such termination.
Section 12.    Force Majeure.
12.1    If either Party is unable to perform or is delayed in performing, wholly or in part, its obligations under this Agreement, other than the obligation to pay funds when due, as a result of an event of Force Majeure or its resulting effects, that Party may be excused from such performance by giving the other Party prompt written notice of any event that is or could become an event of Force Majeure with reasonably full particulars thereof. The obligations of the Party giving notice, so far as such obligations are affected by the event of Force Majeure, will be suspended during, but not longer than, the continuance of the event of Force Majeure beginning with the time that the event first occurs. The affected Party must act with commercially reasonable diligence to overcome or remedy the event of Force Majeure and resume performance as quickly as possible. Once the event of Force Majeure is remedied, the affected Party shall notify the other Party that the event of Force Majeure no longer affects such obligations. If Owner is excused from providing service pursuant to this Agreement due to an event of Force Majeure, the fees hereunder, not already due and payable, that are directly affected by such Force Majeure event will be excused or proportionately reduced, on a daily basis, for so long as Owner’s performance is excused due to the event of Force Majeure.
12.2    The requirement that any Force Majeure event be remedied with commercially reasonable diligence shall not require the settlement of strikes, lockouts, or other labor difficulty by the Party claiming excuse due to an event of Force Majeure contrary to its wishes.
12.3    If a Party is rendered unable to perform by reason of an event of Force Majeure for a period in excess of 90 days, then the other Party may terminate this Agreement with respect to the portion of the applicable Terminal affected by such Force Majeure event upon written notice to the other Party.
12.4    If Customer is unable to perform or is delayed in performing, wholly or in part, its obligations under this Agreement, as a result of an Owner Responsibility or its resulting effects, Customer may be excused from such performance by giving Owner prompt written notice of any event that is an Owner Responsibility with reasonably full particulars thereof. If Owner is unable to perform or is delayed in performing, wholly or in part, its obligations under this Agreement, as a result of a Customer Responsibility or its resulting effects, Owner may be excused from such performance by giving Customer prompt written notice of any event that is a Customer Responsibility with reasonably full particulars thereof. The obligations of the Party giving notice, so far as such obligations are affected by a Customer Responsibility or Owner Responsibility, as applicable, will be suspended during, but not longer than, the continuance of the event constituting or resulting from Customer Responsibility or Owner Responsibility, as applicable, beginning with the time that the event first occurs.
Section 13.    Inspection of and Access to Terminals.
13.1    Customer shall have the right, at Customer’s expense, during Owner’s normal business hours and after reasonable notice to Owner so as not to disrupt the operations of the Terminals or the Storage Tanks or Owner’s other operations, (i) to make periodic operational inspections of any Terminals or Storage Tanks, (ii) to conduct audits of any pertinent books and records, including those related to receipts, deliveries and inventories of Product and (iii) to conduct physical verifications of the amount of Product delivered to any Terminal and stored in the Storage Tanks or at any Terminal. Customer’s right and that of its authorized representatives to inspect the Terminals will be exercised by Customer in a way that will not interfere with or diminish Owner’s control over or its operation of the Terminals and will be subject to reasonable rules and regulations promulgated by Owner. Parties agree that any overpayments discovered and substantiated shall be paid within 30 days after written notice to the other Party from whom such payment is sought.
13.2    Customer acknowledges that any grant of the right of access to the Terminals under this Agreement or under any document related to this Agreement is a grant of a license only and shall convey no interest in or to any Terminal or any part of it, and may be withdrawn by Owner at its discretion at any time.

Section 14.    Assignment.
No Party hereto may assign this Agreement, in whole or in part, except with the prior written approval of the other Party, which approval shall not be unreasonably withheld, delayed or conditioned; provided, however, that Owner may assign, without the prior written consent of Customer, part or all of its rights and obligations hereunder to one or more subsidiaries that are directly or indirectly wholly-owned by Owner or to any Person which purchases or is otherwise a successor in interest to Owner’s right, title and interest in any Terminal; provided, further, that Customer may (i) with the prior written consent of Owner (which shall not be unreasonably withheld), assign all of its rights and obligations hereunder to any Person which purchases or is otherwise a successor in interest to Customer, provided such Person assumes in writing the obligations of Customer under this Agreement, and (ii) assign in part only its right to receive the Services hereunder to any Person, (A) that is an Affiliate of Customer (without the prior written consent of Owner), or (B) that is not an Affiliate of Customer (with the prior written consent of Owner, which shall not be unreasonably withheld), provided that Customer shall act as the sole agent for any such Person described in this clause (ii) for all purposes under this Agreement, including making any representations and warranties of Customer on behalf of such Person and Owner shall have no recourse against such Person described in this clause (ii) and shall look solely to Customer for performance of the obligations of Customer hereunder. No such assignment by Customer of its rights or obligations hereunder shall relieve Customer of any of its obligations hereunder, including payment obligations.
Section 15.    Notice.
Any notice required under this Agreement must be in writing and will be deemed received when actually received and delivered by (i) United States mail, certified or registered, return receipt requested, (ii) confirmed overnight courier service, (iii) confirmed facsimile transmission properly addressed or transmitted to the address of the Party indicated in Attachment A or to such other address or facsimile number as one Party shall provide to the other Party in accordance with this provision, or (iv) email which shall be deemed duly given immediately if sent during normal business hours, or the next day if sent after business hours. Unless provided otherwise herein, all statements, payments and other documents to be delivered pursuant to this Agreement shall also be delivered to the address of the Party indicated in Attachment A.
Section 16.    Compliance with Law and Safety.
16.1    Customer warrants that the Product tendered by it has been and will be produced, transported and handled in full compliance with all Applicable Law. Owner warrants that the services provided by it under this Agreement are and will be in full compliance with all Applicable Law. Each Party also warrants that it may lawfully receive and handle the Product, and it will furnish to the other Party any evidence required to provide compliance with Applicable Law and to file with applicable Governmental Authorities reports evidencing such compliance with Applicable Law.
16.2    Customer will furnish Owner with written information (including any applicable SDS) concerning the safety and health aspects of the Product received, terminalled or stored under this Agreement. Customer will make available such information to all Persons who request copies of such information, including without limitation, Owner’s agents and contractors.
Section 17.    Term and Termination.
17.1    The initial term of this Agreement (the “Initial Term”) begins on ____________, 2016 (the “Commencement Date”), and continues for a period of seven Contract Years, unless extended as hereinafter provided.

17.2    At the end of the seventh Contract Year, this Agreement shall then continue on a year to year basis unless cancelled by either Party by delivering not less than 180 days’ notice to the other Party. The Initial Term and any such renewal term shall collectively be (the “Term”).
17.3    A Party may terminate this Agreement during the Term under the following circumstances:
(a)    Either Party fails to pay any sum owed by it to the other Party under this Agreement within 15 days of the delivery to the defaulting Party of a notice of default; provided, however, that neither Party shall have a right to terminate this Agreement under this Section 17.3(a) with respect to any disputed amounts that remain outstanding in accordance with Section 3.3 of this Agreement.
(b)    The Parties may terminate this Agreement by execution of a written agreement signed by authorized representatives of both Parties, in which event the termination shall be effective on the date specified in such agreement.
(c)    Either Party may terminate this Agreement in the event of a material breach of this Agreement (other than for failure of payment to which Section 17.3(a) shall apply) by the other Party upon not less than 30 days prior written notice to such defaulting Party unless such breach has been cured within 30 days from receipt by the defaulting Party of such notice.
(d)    Either Party may terminate this Agreement, in its entirety or with respect to a portion of the applicable Terminal only, in accordance with the provisions of Sections 4.6, 4.7, 12.3, or Section 26 of this Agreement.
17.4    Upon any termination of this Agreement, Customer shall arrange the removal of all Product from the applicable Terminal. Customer agrees to reimburse Owner for the actual costs of such removal, which shall include the expense of any necessary cleaning and restoration to their previous condition of the Terminals, plus a 10% administrative fee.
17.5    Each Party’s obligations under this Agreement shall end as of the effective date of its termination in accordance with this Agreement; provided, however, that each Party shall remain liable to the other hereunder with respect to (a) any obligations accruing under this Agreement prior to the effective date of such termination, including any indemnification obligations provided hereunder or (b) as otherwise provided in this Agreement. Notwithstanding anything in this Agreement to the contrary, Section 2.7, Section 2.8, Section 7, Section 8.2, Section 17.4, this Section 17.5, Section 20, Section 21, Section 23, Section 24 and Section 27 shall survive the expiration or termination of this Agreement.
Section 18.    Insurance.
18.1    Customer’s Insurance. Customer, at its sole cost and expense, shall procure and maintain in full force and effect during the Term, the following types of insurance and in the amounts indicated:
(a)    Commercial General Liability Insurance: Such insurance shall include coverage for premises liability, personal & advertising injury, products and completed operations liability, property damage and contractual liability insurance. Coverage shall be on an “occurrence form” with limits of at least $5,000,000 per occurrence (use of primary and excess limits to achieve the total required limit is acceptable as long as all excess insurance follows form over the underlying). The policy(ies) shall be endorsed to name Owner as “additional insureds” and the coverages for the “additional insureds” shall be primary and non-

contributory before any other insurance or self -insurance, including deductible, maintained by or provided to Owner. The policy(ies) shall also be endorsed to provide a waiver of subrogation in favor of Owner.
(b)    Automobile Liability Insurance: Applicable to all of Customer’s owned, leased, hired or non-owned vehicles with a combined single limit of at least $1,000,000 for any one loss. The policy shall be endorsed to name Owner as an “additional insured” and this coverage shall be primary and non-contributory before any other insurance or self-insurance, including any deductible, maintained by or provided to Owner. The policy shall also be endorsed to provide a waiver of subrogation in favor of Owner. If hauling Product, the policy shall be endorsed with broadened pollution coverage using ISO endorsements CA-99-48 and MCS-90.
18.2    Owner’s Insurance. Owner, at its sole cost and expense, shall procure and maintain in full force and effect during the term of this Agreement and any extensions thereto the following types of insurance and in the amounts indicated:
(a)    Commercial General Liability Insurance: Including coverage for premises liability, personal and advertising injury, products and completed operations liability, sudden and accidental pollution, property damage and contractual liability insurance. Coverage shall be on an “occurrence form” with limits of at least $5,000,000 per occurrence (use of primary and excess limits to achieve the total required limit is acceptable as long as all excess insurance follows form over the underlying). The policy(ies) shall be endorsed to name Customer as “additional insureds” and the coverages for the “additional insureds” shall be primary and non-contributory before any other insurance or self-insurance, including deductible, maintained by or provided to Customer. The policy(ies) shall also be endorsed to provide a waiver of subrogation in favor of Customer.
(b)    Terminal Operators’ Legal Liability Insurance: The limits of which shall be at least $5,000,000 per occurrence. The policy shall be endorsed to name Customer as “additional insureds” and this coverage shall be primary and non-contributory before any other insurance or self-insurance, including any deductible, maintained by the or provided to Customer.
(c)    Pollution Liability Insurance: The limits of which shall be at least $10,000,000 for each incident and aggregate, including coverage for Third Party Claims of bodily injury and property damage both on-site and off-site, arising out of or involving directly or indirectly work or services of Owner which is the subject of this Agreement. The policy shall be endorsed to name Customer as “additional insureds” and this coverage shall be primary and non-contributory before any other insurance or self-insurance, including any deductible, maintained by, or provided to, Customer.
18.3    Additional Insurance Requirements. With respect to the coverages required pursuant to Sections 18.1 and 18.2 above:
(a)    Each insurance policy must be maintained with an insurance company having an A.M. Best Financial Strength Rating of A-, VIII or higher.
(b)    Each Party shall cause the issuing insurance company to provide at least 30 days prior written notice to the other Party of any cancellation, non-renewal, or reduction in coverage, terms or limits, except that 10 days’ notice shall apply in the case of cancellation for nonpayment of premium.
(c)    No less than five business days prior to the start of any work or services performed for Customer or prior to the Commencement Date of this Agreement (whichever occurs first), each Party shall furnish to the other Party original certificates of insurance evidencing the insurance coverage required of such Party pursuant to this Section 18. The certificates of insurance shall show the other Party as “certificate holder” and “additional insured” as required by the above insurance requirements using the specific wording indicated and showing the primary and non-contributing coverage. No later than the renewal date of any insurance policies required by this Agreement, each Party shall supply the other Party with new, original certificates of insurance in compliance with the terms of this Agreement.
Section 19.    Compliance.
All Customer trucks, common carriers and other Third Parties used by Customer in accessing the Terminals will be required to meet Owner’s reasonable approval. Owner’s requirements for approval shall include meeting Owner’s insurance requirements and execution of a terminal access agreement provided by Owner. All Customer trucks, common carriers and other Third Parties used by Customer in accessing the Terminals will also be required to comply with all of Owner’s health, safety and environmental procedures in place at the applicable Terminal.
Section 20.    Indemnity.
20.1    Indemnity. Subject to Section 7, each Party (“Indemnifying Party”) shall indemnify, defend, and hold the other Party, its Affiliates, and their employees, directors, officers, representatives, agents and contractors (collectively, the “Indemnified Party”) harmless from and against any and all Liabilities arising from the Indemnifying Party’s (i) breach of this Agreement, (ii) negligence or willful misconduct, or the negligence or willful misconduct of its Affiliates and their employees, directors, officers, representatives, and agents, in connection with the performance of such Party’s obligations under this Agreement, or (iii) failure to comply with Applicable Law with respect to the sale, transportation, storage, handling or disposal of the Product, unless and to such extent that such Liability results from the Indemnified Party’s breach of this Agreement, negligence or willful misconduct, or failure to comply with Applicable Law. In addition, Customer shall indemnify, defend, and hold Owner, its Affiliates, and their employees, directors, officers, representatives, and agents harmless from and against any and all Liabilities arising from the instructions and specifications for processing any Product provided in writing by Customer or the use of any Product by Customer or a Third Party, unless and to such extent that such Liability results from Owner’s breach of this Agreement, negligence, willful misconduct or failure to comply with Applicable Law.
20.2    No Third Party Rights. The Parties’ obligations to defend, indemnify and hold each other harmless under the terms of this Agreement shall not vest any rights in or be enforceable by any Third Party, whether a Governmental Authority or private entity, nor shall they be considered an admission of liability or responsibility for any purposes other than those enumerated in this Agreement. The terms of this Agreement are enforceable only by the Parties and their successors and permitted assigns, and no Third Party, including a member of Owner, shall have a separate right to enforce any provision of this Agreement, or to compel any Party to comply with the terms of this Agreement.
20.3    Notice. If any Indemnified Party receives notice of the assertion or commencement of any claim or proceeding made or brought by any Person who is not a Party to this Agreement or an Affiliate of a Party to this Agreement or a representative of the foregoing (a “Third Party Claim”), the Indemnified Party shall notify the Indemnifying Party as soon as practicable after receiving such Third Party Claim and shall furnish to the Indemnifying Party the complete details within its knowledge. Any delay or failure by the Indemnified Party to give notice to the Indemnifying Party shall not relieve the Indemnifying Party of its obligations except to the extent, if any, that the Indemnifying Party shall have been materially prejudiced by reason of such delay or failure.

20.4    Claims. The Indemnifying Party shall have the right to assume the defense, at its own expense and by its own counsel, of any Third Party Claim; provided, however, that such counsel is reasonably acceptable to the Indemnified Party. Notwithstanding the Indemnifying Party’s appointment of counsel to represent an Indemnified Party, the Indemnified Party shall have the right to employ separate counsel reasonably acceptable to the Indemnifying Party, and the Indemnifying Party shall bear the reasonable fees, costs and expenses of such separate counsel if in the Indemnified Party’s reasonable judgment (i) the use of counsel chosen by the Indemnifying Party to represent the Indemnified Party would present such counsel with a conflict of interest or defenses that are available to the Indemnified Party that are not available to the Indemnifying Party or (ii) the Indemnifying Party shall not have employed counsel to represent the Indemnified Party within a reasonable time after notice of the institution of such Third Party Claim. If requested by the Indemnifying Party, the Indemnified Party agrees to reasonably cooperate with the Indemnifying Party and its counsel in contesting any claim or proceeding that the Indemnifying Party defends, including, if appropriate, making any counterclaim or cross-complaint. All reasonably incurred costs and expenses incurred in connection with the Indemnified Party’s cooperation shall be borne by the Indemnifying Party.
20.5    Settlement. No Third Party Claim may be settled or compromised by (i) the Indemnified Party without the consent of the Indemnifying Party or (ii) by the Indemnifying Party without the consent of the Indemnified Party.
20.6    Contribution Agreement. The Contribution Agreement contains additional indemnity provisions. The indemnities contained in this Section 20 are in addition to and not in lieu of the indemnity provisions contained in the Contribution Agreement. Any indemnification obligation of Customer to the Indemnified Parties of Owner on the one hand, or Owner to the Indemnified Parties of Customer on the other hand, pursuant to this Section 20 shall be reduced by an amount equal to any indemnification actually recovered by such Indemnified Parties pursuant to the Contribution Agreement to the extent that such other indemnification recovery arises out of the same event or circumstance giving rise to the indemnification obligation of Customer or Owner, respectively.
Section 21.    Confidentiality.
21.1    Confidential Information. The term “Confidential Information” means all nonpublic information, including technical information, trade or business secrets, or the like, disclosed by either Party to the other Party in carrying out the terms and purpose of this Agreement, either directly or indirectly, in writing, orally or by inspection of tangible objects (including without limitation written or printed documents, email correspondence and attachments, electronic files, and computer disks, whether machine or user readable). “Confidential Information” includes, without limitation, information relating to a Party’s research, development, trade secrets or business affairs that the Party treats as confidential. The Parties acknowledge and agree that any and all information regarding this Agreement, including without limitation the terms and conditions of this Agreement, shall be deemed to be Confidential Information. The term “Receiving Party” means a Party that receives Confidential Information of the other Party (“Disclosing Party”).
21.2    Restrictions on Disclosure. The Receiving Party shall maintain in confidence the Confidential Information so received and will not use such information, except to the extent permitted under this Agreement, to the detriment of the Disclosing Party, until such time as the Confidential Information so received enters the public domain other than by the act or omission of the Receiving Party. A Receiving Party shall limit disclosure of the Disclosing Party’s Confidential Information to those of its employees, subcontractors, attorneys, agents and consultants with a need to know the Confidential Information, subject to a nondisclosure obligation comparable in scope to this Section 21. Each Party shall protect the other Party’s Confidential Information using the same degree of care (but no less than a reasonable degree of care) that it uses to protect its own Confidential Information. The obligations imposed by this Section 21 shall be unlimited in duration; provided, however, that such obligations shall not apply to any Confidential Information that: (i) is or becomes publicly known through no fault of the Receiving Party; (ii) is developed independently by the Receiving Party prior to the date of disclosure; (iii) is rightfully obtained by the Receiving Party from a Third Party entitled to disclose the information without confidentiality restrictions or (iv) the disclosure of which is required by Applicable Law, regulation, a court or other Governmental Authority; provided, further, that for disclosure made pursuant to clause (iv), the Receiving Party shall promptly notify the Disclosing Party of the disclosure requirement prior to disclosure and cooperate with the Disclosing Party (at the latter’s expense and at its request) to resist or limit the disclosure.
21.3    Injunctive Relief. Receiving Party acknowledges and agrees that a breach or threatened breach of the confidentiality obligations set forth herein will result in immediate and irreparable damage to the Disclosing Party for which there is no adequate remedy at law, and, in such event, the Disclosing Party may seek appropriate injunctive relief, without the necessity of posting bond or other security. Disclosing Party’s pursuit of any remedy will not constitute a waiver of any other right or remedy available under this Agreement or under Applicable Law.
Section 22.    Terms of Applicable Lease.
22.1    As it relates to Leased Facilities, this Agreement is subject and subordinate to the Lease applicable to each Leased Facility. Subject to the modifications set forth in this Agreement, the terms of the applicable Lease are incorporated herein by reference. Customer acknowledges that it has reviewed each applicable Lease and Customer further agrees that it will review any amendments or revisions thereto, when available, and will become familiar with the terms and conditions thereof.
22.2    For the purposes of incorporation herein, the terms of each applicable Lease shall be subject to the following:
(a)    Owner shall not be deemed or construed in any way to indemnify Customer for any breach of the applicable Lease by Lessor or other actions or omissions of Lessor.
(b)    Owner shall pay all rent due under the applicable Lease to Lessor during the Term and shall not otherwise default under the applicable Lease.
Section 23.    [Reserved.]
Section 24.    [Reserved.]
Section 25.    [Reserved.]
Section 26.    Termination of the Applicable Lease.
The use of the Leased Facility is subject to the validity and enforceability of the applicable Lease. If for any reason the term of the applicable Lease for a specific Leased Facility shall terminate prior to the expiration or termination of the Term, this Agreement shall, with respect to the specific Leased Facility involved, automatically terminate, and Owner shall not be liable to Customer by reason thereof unless said termination shall have been caused by the default of Owner under the applicable Lease, and said Owner’s default was not as a result of a Customer default hereunder. Owner shall not voluntarily terminate an applicable

Lease without Customer’s prior written consent, and shall consult with Customer with respect to any renewals of the applicable Lease.
Section 27.    Miscellaneous.
27.1    Headings. The headings of the sections and subsections of this Agreement are for convenience only and shall not be used in the interpretation of this Agreement.
27.2    Amendment or Waiver. This Agreement may not be amended, modified or waived except by written instrument executed by officers or duly authorized representatives of the respective Parties; provided that Customer may, subject to Section 5.5, amend and restate Attachment B at any time to add additional Products to the Facilities, and such amended and restated Attachment B shall replace the prior Attachment B and be incorporated by reference into this Agreement for all purposes. No waiver or failure of enforcement by any Party of any default by any other Party in the performance of any provision, condition or requirement herein shall be deemed to be a waiver of, or in any manner a release of the defaulting Party from, performance of any other provision, condition or requirement herein, nor deemed to be a waiver of, or in any manner a release of the defaulting Party from, future performance of the same provision, condition or requirement; nor shall any delay or omission of any non-defaulting Party to exercise any right hereunder in any manner impair the exercise of any such right or any like right accruing to it thereafter.
27.3    Severability. Any provision of this Agreement that is prohibited or not enforceable in any jurisdiction shall, as to that jurisdiction, be ineffective only to the extent of the prohibition or lack of enforceability without invalidating the remaining provisions of this Agreement, or affect the validity or enforceability of those provisions in another jurisdiction or the validity or enforceability of this Agreement as a whole.
27.4    Entire Agreement and Conflict with Attachments. This Agreement (including Attachments) contains the entire and exclusive agreement between the Parties with respect to the subject matter hereof, and there are no other promises, representations, or warranties affecting it. The terms of this Agreement may not be contradicted, explained or supplanted by any usage of trade, course of dealing or course of performance and any other representation, promise, statement or warranty made by either Party or their agents that differs in any way from the terms contained herein will be given no force or effect. In the case of any conflict between the body of this Agreement and any of its Attachments, the terms contained in the Attachments will govern.
27.5    Governing Law and Jurisdiction. This Agreement will be construed and governed by the laws of the State of Oklahoma except the choice of law rules of that State that may require the application of the laws of another jurisdiction. Exclusive jurisdiction and venue is agreed to be the state or federal courts within the State of Oklahoma. The Parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.
27.6    Counterparts. This Agreement may be executed in any number of counterparts each of which, when so executed and delivered (including by facsimile or electronic mail transmission), will be deemed original but all of which together will constitute one and the same instrument.
27.7    Further Assurances. Subject to the terms and conditions of this Agreement, each of the Parties hereto will use commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary under applicable laws and regulations to consummate the transactions contemplated by this Agreement.
27.8    Independent Contractor. In performing services pursuant to this Agreement, Owner is acting solely as an independent contractor maintaining complete control over its employees and operations. Neither Party is authorized to take any action in any way whatsoever on behalf of the other, except as specified in this Agreement, or in subsequent written agreements between the Parties.
27.9    No Third-Party Beneficiaries. Except as provided in Section 20, nothing contained in this Agreement, expressed or implied, is intended or shall be construed to confer upon or give to any Person (including any limited partners of Blueknight Energy Partners, L.P.) other than the Parties hereto and their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.
27.10    No Strict Construction. The Parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises with respect to this Agreement, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring a Party by virtue of the authorship of any of the provisions of this Agreement.
[Signature page follows.]

This Agreement has been executed by the authorized representatives of each Party as indicated below to be effective as of the date first written above.

OWNER:

BKEP MATERIALS, L.L.C.

By:	/s/ Mark A. Hurley
Name:	Mark A. Hurley
Title:	CEO
Date Signed:

BKEP ASPHALT, L.L.C.

By:	/s/ Mark A. Hurley
Name:	Mark A. Hurley
Title:	CEO
Date Signed:

BKEP TERMINALLING, L.L.C.

By:	/s/ Mark A. Hurley
Name:	Mark A. Hurley
Title:	CEO
Date Signed:

CUSTOMER:

ERGON ASPHALT & EMULSIONS, INC.

By:	/s/ J. Baxter Burns, II
Name:	J. Baxter Burns, II
Title:	President
Date Signed:	October 5, 2016

ATTACHMENT A

1.     Customer Notice Address

Ergon Asphalt & Emulsions, Inc.
Post Office Drawer 1639 (39215-1639) (Mailing)
2829 Lakeland Drive (Physical)
Jackson, Mississippi 39232
Attn: Mr. J. Baxter Burns, II, President
Telephone: (601) 933-3000
Facsimile: (601) 933- 3350

with a copy to:

Watson Heidelberg Jones PLLC
P. O. Box 23546
Jackson, MS 39225
Attention: J. Kevin Watson
Facsimile: (601) 932-4400
Email: kwatson@whjpllc.com

Customer Billing Address

Ergon Asphalt & Emulsions, Inc.
Post Office Drawer 1639 (39215-1639) (Mailing)
2829 Lakeland Drive (Physical)
Jackson, Mississippi 39232
Attn: Mr. J. Baxter Burns, II, President
Telephone: (601) 933-3000
Facsimile: (601) 933- 3350

2.     Owner Notice Address

c/o BKEP Materials, L.L.C.
Attn: Chief Operating Officer
6060 American Plaza Suite 600
Tulsa, Oklahoma 74135
Facsimile: (918) 237-4000
Email: jspeer@bkep.com

3.     Fees for Storage and Terminalling Services; Reimbursement of Energy Costs

(a)	Storage Fees:

Beginning on the Commencement Date and continuing thereafter through the Term, Customer shall pay for services hereunder a monthly fee (“Storage Fee”) for each Terminal equal to the product of a minimum monthly commitment for such Terminal (“Minimum Capacity Commitment”), as set forth below, multiplied by a per barrel storage fee for such Terminal (“Per Barrel Storage Fee”), as set forth below, as modified below or as further modified by application of Sections 4.6 or 12.1 of the Agreement.

	Nashville, TN Terminal	Memphis, TN Terminal	Birmingport, AL Terminal	Yellow Creek, MS Terminal	Pleasanton, TX Terminal	Mount Pleasant, TX Terminal	Ennis, TX Terminal	Chandler, AZ Terminal	Wolcott, KS Terminal	Total
Storage Fee	$***	$***	$***	$***	$***	$***	$***	$***	$***	$***
Minimum Capacity Commitment	***	***	***	***	***	***	***	***	***	***
Per Barrel Storage Fee	$***	$***	$***	$***	$***	$***	$***	$***	$***	$***

Should the initial Month under this Agreement be less than a full calendar month, the applicable Storage Fee under this Section 3(a) for that Month shall be prorated to reflect the number of days in such month on which this Agreement was in effect.

(b)    Reimbursement of Energy Costs:
Customer shall reimburse Owner, without markup, for all energy costs, including, without limitation, electricity, fuel oil and natural gas (but expressly excluding steam) attributable to the Services provided by Owner at the Facilities. Customer shall only be responsible for energy costs used by Customer at the Facilities. Energy costs will be based upon usage as determined by metering equipment that serves each of the Facilities. In the event Owner has other tenants or its own operations at the Facility, Owner will charge Customer only for energy costs used by Customer for services hereunder. If, in the case of other operations at the Facility, in Owner’s reasonable opinion it is reasonably economically and technically possible to do so, Owner shall install separate meter(s) for the Facilities, and if not, then charges will be based on a mutually agreeable allocation of energy costs. Energy costs will be invoiced monthly for the prior Month’s energy usage.

4.	Fee Adjustment

No adjustment shall be made for a period of five Contract Years. Thereafter, all fees will escalate every January 1st thereafter such that the prior year fee is multiplied by ***% of the percentage change, if any, in the Consumer Price Index - All Urban Consumers - all items less food and energy (U.S. city average base 1982-84 = 100) (“CPI”), as published by the Bureau of Labor Statistics of the United States Department of Labor, for the last two calendar years for which data is available based on the average of the monthly CPI data for November to October of the most current year available compared to the same months of the prior year (“CPI Adjustment”). In no event shall any of the fees de-escalate.

Following the initial Contract Year, adjustments may also be made as provided in Section 3.2 of the Agreement.

5.	Invoices

Customer shall pay the applicable Storage Fee in advance no later than the first day of each Month. Owner shall invoice Customer in arrears for all other fees on a monthly basis or upon the expiration of a calendar year, as applicable. All invoices shall be paid in accordance with Section 3.3 of the Agreement. Excess maintenance fees (or credits) will be billed as set forth in Section 11 of the Agreement.

6.	Operating Hours

The operating hours of the Facilities shall initially be consistent with past practice prior to the Commencement Date, subject to seasonal fluctuations and with such changes as agreed by Owner and Customer.

7.	Facilities

“Facilities” means the asphalt storage tanks, asphalt processing and related equipment, docks and buildings of Owner located at the following locations, including such other assets of Owner located within the terminal fence.

·	List of nine Facilities here

Location	State	Type
Wolcott	KS	Asphalt
Ennis	TX	Asphalt
Chandler	AZ	Asphalt/ Emulsion
Mt. Pleasant	TX	Emulsion
Pleasanton	TX	Emulsion
Birmingport	AL	Asphalt/ Polymer/ Emulsion
Memphis	TN	Asphalt/ Polymer/ Emulsion
Nashville	TN	Asphalt/ Polymer
Yellow Creek	MS	Asphalt

ATTACHMENT B

Products

Products by Location:

Facility - Wolcott KS

Asphalt Products	Cutback Products	Emulsion Products	Polymer Products
150 PEN
PG58-22
PG58-28
PG58-28W
PG64-22
PG64-22W

Facility - Ennis TX

Asphalt Products	Cutback Products	Emulsion Products	Polymer Products
100 PEN
20 PEN/PDA
AC-20
ASPHALT RESIN
COATING ASPHALT
EXTRA STEEP ASPHALT
PDA BTTMS
PG64-22
SATURANT
SHINGLE ADHESIVE
STEEP ASPHALT
TARGET ASPHALT 270

Facility - Chandler AZ

Asphalt Products	Cutback Products	Emulsion Products	Polymer Products
PG58-22	MC-250	CHFRS-2P
PG58-28	MC-70	CMS-1P
PG58-28/PG58-22	MC-800	CMS-1PC
PG64-22		CMS-1PF
PG64-22/64-16		CMS-1PF 50/50
PG64-28		CMS-1PS
PG64-28 CHANDLER		COHEREX
PG70-10		CQS DILUTE
PG70-16		CQS-1H
PG70-22		CQS-1H (3% 243)
PG70-22 CHANDLER		CQS-1H 50/50
PG76-10		CQS-1HL 3.0L

PG76-16	CQS-1HLM
SJR AR-4000/PG64-10	CQS-1HLM 2% 50/50
STY 203	CQS-1HLM 50/50
CQS-1HP
CQS-1HP 3% SBS
CQS-1HP 4% SBS
CQS-1HP/MSE
CQS-FS
CQS-FSR
CQS-FSR 50/50
CQS-LM
CQS-LM 60/40
CQS-LM/CQS-P/CSS-P
CQS-LMQ
CQS-LMX
CQS-LMX 60/40
CQS-P
CQS/CSS-1H
CRS-2
CRS-2LM 3%
CRS-2LM/CRS-2P
CRS-2P
CSS DILUTE
CSS-1
CSS-1 50/50
CSS-1H
CSS-1H 40/60
CSS-1H 50-50
CSS-1HP
EE-1
ERA
ERA-1
ERA-25
ERA-25 50/50
ERA-75
HFE300P
LMCQS-1H
LMCRS-2 (3%)
MSE
MSE-CR
PASS-CR
PLASTIC SEAL
PLASTIC SEAL DILUTE
PLASTIC SEAL II
PMCQS
PMPE
PMPE 50/50
QPR BLEND
QPR BLEND NO VOC
QPR-A2V

SS-1 DILUTE
SS-1H 50/50
SS-1H/QSH
UPM BLEND
WATER BLENDING

Facility - Mt. Pleasant TX

Asphalt Products	Cutback Products	Emulsion Products	Polymer Products
	MC-30	AE-P
AES-300
ARA
CBC-1
CBC-1H
CBS-MS-1S
CHFRS-2P
CMS-1P
CMS-1P 50/50
CMS-1P CR
CMS-1P QB
CMS-1PF
CMS-1PF 50/50
CMS-2
CMS-2S
CPC-1
CPME
CQS-1F
CQS-1H
CQS-1HLM
CQS-1HT
CRS-1P
CRS-2
CRS-2(SPG67-22)
CRS-2H
CRS-2H+
CRS-2HP
CRS-2L
CRS-2P
CRS-2P PLUS
CRS-2S
CRS-2H
CSS-1 30/70
CSS-1 40/60
CRS-1P
CSS-1 60/40
CSS-1 70/30
CSS-1 80/20
CSS-1FS
CSS-1H

CSS-1H 30/70
CSS-1H 40/60
CSS-1H 50-50
CSS-1H 60/40
CSS-1H 70/30
CSS-1H 80/20
CSS-1HP
CSS-1P
CSS-1R
CSS-1S
EBL
EE-1
ERA-1P
ETR-1
HFRS-2
HFRS-2P
MS-2
MS-2 30/70
MS-2 40/60
MS-2 50/50
NBCP
NOVABOND CP
PASS-CR
RM-90
SS-1
SS-1 30/70
SS-1 40/60
SS-1 50/50
SS-1 70/30
SS-1H
WATER BLENDING

Facility - Pleasanton TX

Asphalt Products	Cutback Products	Emulsion Products	Polymer Products
	MC-30	AE-P
AE-P 30/70
AE-P 40/60
AE-P 50/50
AE-P 60/40
AE-P 70/30
AE-P 80/20
AES-300
ARA-1P
CBC-1
CBC-1H
CBC-1LR
CBS-MS-1S

CHFRS-2P
CIR-EE
CMS-1P
CMS-1P 50/50
CMS-1P CR
CMS-1PF
CMS-2
CMS-2P
CPME
CQS-1H
CQS-1HLM
CQS-1HT
CRS-1P
CRS-2
CRS-2H
CRS-2P
CRS-2P PLUS
CSS-1
CSS-1 30/70
CSS-1H
CSS-1H 30/70
CSS-1H 40/60
CSS-1H 50-50
CSS-1H 60/40
CSS-1H 70/30
CSS-1H 80/20
CSS-1P
EBL
EE-1
ERA-1P
HFRS-2
HFRS-2P
MS-2
MS-2 40/60
NBCP
RS-2
SS-1
SS-1 30/70
SS-1 50/50
SS-1 70/30
SS-1H
WATER BLENDING

Facility - Birmingport AL

Asphalt Products	Cutback Products	Emulsion Products	Polymer Products
150 PEN	MC-30	AE-P	PG70-22
FLUX	MC-70	CBC-1H	PG76-22
PG58-22		CFB-1MS	PG76-22W
PG64-22		CHFRS-2P	PG82-22
PG64-22P		CPME	PG82-22W
PG67-22		CQS-1H
PG67-22W		CQS-1HP
ROOFING FLUX		CQS-1HPT
CRS-1H
CRS-1HBC
CRS-2
CRS-2H
CRS-2HP
CRS-2P
CSS-1
CSS-1 30/70
CSS-1 50/50
CSS-1H
CSS-1HP
CSS-1R
NS-1A
RS-2
SS-1
WATER BLENDING

Facility - Memphis TN

Asphalt Products	Cutback Products	Emulsion Products	Polymer Products
150 PEN	MC-250	AE-3	10% CONCENTRATE
150-200 PEN	MC-30	AE-3 MODIFIED	13% CONCENTRATE
PG58-22	MC-70	AE-P	34556
PG58-28 PMA	MC-800	ARA-3P	34559
PG64-22		CAE-P	34569
PG64-22W		CBC-1	MAC/PG70-22
PG67-22		CBC-1H	PG67-28
PG67-22W		CBC-1LR	PG70-22
		CHFRS-2P	PG70-22M
		CHPF-1	PG70-22W
		CHPF-1 50/50	PG76-22
		CHPF-1 80/20	PG76-22E
		CMS-1P	PG76-22W
		CMS-1P 50/50	PG76-28
		CMS-1P CR	PG76-28E
		CMS-1P QB	PG82-22
		CMS-1P QB 50/50	STY 203

CMS-1P QB-D	STY 206
CMS-1PC	SUPER CON 7
CMS-1PF	SUPER CON 8
CMS-1PF 50/50
CMS-1PS
CMS-1PS 50/50
CPME
CPP-1
CQS-1H
CQS-1H 50/50
CRS-1
CRS-1P
CRS-2
CRS-2H
CRS-2L
CRS-2P
CSS-1
CSS-1 50/50
CSS-1 80/20
CSS-1DC
CSS-1FS
CSS-1H
CSS-1H 50-50
CSS-1H 80/20
CSS-1HFS
CSS-1HLM
CSS-1HP
EA-1
NS-1A
PASS-CR
QPR BLEND
QPR BLEND NO VOC
RM-90
RS-2
SS-1
SS-1H
SSUV-H
SSUV-S
TTT-2
UPM BLEND
WATER BLENDING

Facility - Nashville TN

Asphalt Products	Cutback Products	Emulsion Products	Polymer Products
PG64-22			MAC/PG70-22
PG64-22W			PG70-22
PG70-22W
PG76-22
PG76-22W
PG82-22

Facility - Yellow Creek MS

Asphalt Products	Cutback Products	Emulsion Products	Polymer Products
150 PEN
PG58-22
PG64-22
PG64-22W
PG67-22
PG67-22W

ATTACHMENT C

Formulations

Formulations will be supplied by Customer. Owner and Customer agree that the quality control programs and state agency plans in effect on the Commencement Date will be utilized in the blending and processing of Products at the Facilities. Customer will have the right from time to time at its discretion to modify the quality control programs and state agency plans to meet its needs, to the extent such modifications are consistent with the capabilities and available equipment at the Facilities. If any Product produced hereunder fails to meet the specifications provided by Customer pursuant to this Attachment C, Owner shall cease shipment of such Product and await further instructions from Customer regarding such non-conformity.

EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT, OWNER MAKES NO OTHER WARRANTY, EXPRESSED OR IMPLIED, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

C-1

ATTACHMENT D

Facility - Wolcott KS

Location	Tank Number	Volume (gallons)	Volume (bbls)	Active/Inactive
Wolcott, KS	7701	9,996	238	Active
Wolcott, KS	7702	9,996	238	Active
Wolcott, KS	7703	1,504,818	35,829	Active
Wolcott, KS	7704	1,426,530	33,965	Active
Wolcott, KS	7705	100,842	2,401	Inactive
Wolcott, KS	7706	167,916	3,998	Active
Wolcott, KS	7707	145,446	3,463	Active
Wolcott, KS	7708	169,176	4,028	Active
Wolcott, KS	7710	209,958	4,999	Active
Wolcott, KS	7711	3,132,822	74,591	Active
Wolcott, KS	7717	210,966	5,023	Inactive
Total:			168,773

Facility - Ennis TX

Location	Tank Number	Volume (gallons)	Volume (bbls)	Active/Inactive
Ennis, TX	1	41,622	991	Active
Ennis, TX	2	33,054	787	Active
Ennis, TX	3	26,376	628	Active
Ennis, TX	4	40,194	957	Active
Ennis, TX	5	42,000	1,000	Active
Ennis, TX	100	116,172	2,766	Active
Ennis, TX	201	217,560	5,180	Active
Ennis, TX	202	217,560	5,180	Active
Ennis, TX	401	1,054,956	25,118	Active
Ennis, TX	402	1,054,956	25,118	Active
Ennis, TX	403	1,058,736	25,208	Active
Ennis, TX	404	1,062,558	25,299	Active
Ennis, TX	405	1,060,080	25,240	Active
Ennis, TX	406	1,059,534	25,227	Active
Ennis, TX	12	14,784	352	Active
Ennis, TX	C1	29,148	694	Active
Ennis, TX	C2	29,148	694	Active
Ennis, TX	C3	38,071	906	Active
Ennis, TX	K0-1	14,364	342	Active
Ennis, TX	K0-2	14,364	342	Active
Ennis, TX	K0-3	14,364	342	Active
Total:			172,371

Facility - Chandler AZ

Location	Tank Number	Volume (gallons)	Volume (bbls)	Active/Inactive
Chandler, AZ	A1	31,016	738	Active
Chandler, AZ	A2	31,016	738	Active
Chandler, AZ	A3	31,016	738	Active
Chandler, AZ	A4	31,016	738	Active
Chandler, AZ	A5	31,016	738	Active
Chandler, AZ	A6	31,016	738	Active
Chandler, AZ	CS2	11,000	262	Active
Chandler, AZ	C1	24,984	595	Active
Chandler, AZ	C2	24,984	595	Active
Chandler, AZ	C3	24,984	595	Active
Chandler, AZ	C4	24,984	595	Active
Chandler, AZ	C5	24,984	595	Active
Chandler, AZ	C6	24,984	595	Active
Chandler, AZ	C7	31,016	738	Active
Chandler, AZ	C8	31,016	738	Active
Chandler, AZ	C9	31,016	738	Active
Chandler, AZ	C10	31,016	738	Active
Chandler, AZ	C11	31,016	738	Active
Chandler, AZ	C12	31,016	738	Active
Chandler, AZ	CS1	11,000	262	Active
Chandler, AZ	CW	33,800	805	Active
Chandler, AZ	HW	33,800	805	Active
Chandler, AZ	1201	53,800	1,281	Active
Chandler, AZ	1202	53,800	1,281	Active
Chandler, AZ	1203	53,800	1,281	Active
Chandler, AZ	1204	53,800	1,281	Active
Chandler, AZ	1205	53,800	1,281	Active
Chandler, AZ	1206	53,800	1,281	Active
Chandler, AZ	1207	53,800	1,281	Active
Chandler, AZ	1208	53,800	1,281	Active
Chandler, AZ	8001	8,500	202	Active
Chandler, AZ	8002	8,500	202	Active
Chandler, AZ	8003	8,500	202	Active
Chandler, AZ	8004	5,400	129	Active
Chandler, AZ	8005	8,500	202	Active
Chandler, AZ	8006	8,500	202	Active
Chandler, AZ	8007	8,500	202	Active
Chandler, AZ	8008	8,500	202	Active
Chandler, AZ	8010	6,389	152	Active
Chandler, AZ	15001	610,943	14,546	Active
Chandler, AZ	25001	1,054,411	25,105	Active
Total:			66,160

Facility - Mt. Pleasant TX

Location	Tank Number	Volume (gallons)	Volume (bbls)	Active/Inactive
Mt. Pleasant, TX	T100	19,332	460	Active
Mt. Pleasant, TX	T101	48,000	1,143	Active
Mt. Pleasant, TX	T170	82,210	1,957	Active
Mt. Pleasant, TX	T190	146,880	3,497	Active
Mt. Pleasant, TX	T200	58,752	1,399	Active
Mt. Pleasant, TX	T201	58,752	1,399	Active
Mt. Pleasant, TX	T202	57,528	1,370	Active
Mt. Pleasant, TX	T203	58,752	1,399	Active
Mt. Pleasant, TX	T204	88,128	2,098	Active
Mt. Pleasant, TX	T250	46,200	1,100	Active
Mt. Pleasant, TX	T251	58,752	1,399	Active
Mt. Pleasant, TX	T252	58,752	1,399	Active
Mt. Pleasant, TX	T253	58,752	1,399	Active
Mt. Pleasant, TX	T254	88,128	2,098	Active
Mt. Pleasant, TX	T255	8,820	210	Active
Mt. Pleasant, TX	T256	8,820	210	Active
Mt. Pleasant, TX	T300	13,524	322	Active
Mt. Pleasant, TX	T301	13,524	322	Active
Mt. Pleasant, TX	T302	14,112	336	Active
Mt. Pleasant, TX	T303	14,112	336	Active
Mt. Pleasant, TX	T256	8,808	210	Active
Mt. Pleasant, TX	T305	9,408	224	Active
Mt. Pleasant, TX	T306	9,396	224	Active
Mt. Pleasant, TX	T340	13,965	333	Active
Mt. Pleasant, TX	T341	6,468	154	Active
Mt. Pleasant, TX	T400	14,112	336	Active
Mt. Pleasant, TX	T509	1,480	35	Active
Mt. Pleasant, TX	T510	9,983	238	Active
Mt. Pleasant, TX	T511	9,983	238	Active
Mt. Pleasant, TX	T512	9,983	238	Active
Total:			26,081

Facility - Pleasanton TX

Location	Tank Number	Volume (gallons)	Volume (bbls)	Active/Inactive
Pleasanton, TX	T1	42,660	1,016	Active
Pleasanton, TX	T2	45,474	1,083	Active
Pleasanton, TX	T3	45,474	1,083	Active
Pleasanton, TX	T4	45,474	1,083	Active
Pleasanton, TX	T5	47,565	1,133	Active
Pleasanton, TX	T6	47,565	1,133	Active
Pleasanton, TX	T7	47,565	1,132	Active
Pleasanton, TX	T8	47,565	1,132	Active
Pleasanton, TX	T9	40,283	959	Active
Pleasanton, TX	T10	66,062	1,573	Active
Pleasanton, TX	T11	66,062	1,573	Active
Pleasanton, TX	T12	66,062	1,573	Active
Pleasanton, TX	T13	66,062	1,573	Active
Pleasanton, TX	T14	66,062	1,573	Active
Pleasanton, TX	T15	41,434	987	Active
Pleasanton, TX	T16	52,500	1,250	Active
Pleasanton, TX	T17	12,684	302	Active
Pleasanton, TX	T18	12,684	302	Active
Pleasanton, TX	T19	12,684	302	Active
Pleasanton, TX	T20	16,912	403	Active
Pleasanton, TX	T21	16,912	403	Active
Pleasanton, TX	T22	17,998	429	Active
Pleasanton, TX	T23	16,912	403	Active
Pleasanton, TX	T24	8,808	210	Inactive
Pleasanton, TX	T25	8,808	210	Active
Pleasanton, TX	T26	8,808	210	Active
Pleasanton, TX	T27	8,808	210	Active
Pleasanton, TX	T28	12,895	307	Active
Pleasanton, TX	T29	17,123	408	Active
Pleasanton, TX	T30	1,151	27	Active
Pleasanton, TX	T31	6,765	161	Active
Pleasanton, TX	T32	1,042	25	Active
Pleasanton, TX	T33	8,808	210	Active
Total:			24,373

Facility - Birmingport AL

Location	Tank Number	Volume (gallons)	Volume (bbls)	Active/Inactive
Birmingport, AL	1	15,221	362	Active
Birmingport, AL	1A	43,758	1,042	Active
Birmingport, AL	1B	15,268	364	Active
Birmingport, AL	2	633,563	15,085	Active
Birmingport, AL	3	637,843	15,187	Active
Birmingport, AL	4	426,321	10,151	Active
Birmingport, AL	5	426,321	10,151	Active
Birmingport, AL	6	420,637	10,015	Active
Birmingport, AL	7	420,637	10,015	Active
Birmingport, AL	8	3,382,383	80,533	Active
Birmingport, AL	9	10,048	239	Inactive
Birmingport, AL	11	30,389	724	Active
Birmingport, AL	12	11,744	280	Active
Birmingport, AL	13	42,585	1,014	Active
Birmingport, AL	14	10,027	239	Active
Birmingport, AL	15	23,040	549	Active
Birmingport, AL	16	43,758	1,042	Active
Birmingport, AL	17	5,261	125	Active
Birmingport, AL	18	65,769	1,566	Active
Birmingport, AL	20	30,572	728	Active
Birmingport, AL	21	769	18	Active
Birmingport, AL	22	43,758	1,042	Active
Birmingport, AL	23	23,040	549	Active
Birmingport, AL	24	5,576	133	Active
Birmingport, AL	25	9,808	234	Active
Birmingport, AL	27	9,824	234	Active
Birmingport, AL	28	9,711	231	Active
Birmingport, AL	30	2,091,180	49,790	Active
Total:			211,638

Facility - Memphis TN

Location	Tank Number	Volume (gallons)	Volume (bbls)	Active/Inactive
Memphis A&E	T401	30105	717	Active
Memphis A&E	T402	38,897	926	Active
Memphis A&E	T403	14,680	350	Active
Memphis A&E	T404	23,019	548	Active
Memphis A&E	T405	23,019	548	Active
Memphis A&E	T406	23,019	548	Active
Memphis A&E	T407	30,105	717	Active
Memphis A&E	T408	30,105	717	Active
Memphis A&E	T409	30,105	717	Active
Memphis A&E	T410	6,013	143	Active
Memphis A&E	T411	8,221	196	Active
Memphis A&E	T412	8,221	196	Active
Memphis A&E	T413	14,680	350	Active
Memphis A&E	T414	14,680	350	Active
Memphis A&E	T415	6,360	151	Active
Memphis A&E	T416	8,221	196	Active
Memphis A&E	T417	14,921	355	Active
Memphis A&E	T418	38,897	926	Active
Memphis A&E	T419	38,897	926	Active
Memphis A&E	T420	14,680	350	Active
Memphis A&E	T421	10,147	242	Active
Memphis A&E	T422	14,921	355	Active
Memphis A&E	T423	6,013	143	Active
Memphis A&E	T424	38,897	926	Active
Memphis A&E	T425	38,897	926	Active
Memphis A&E	T426	38,897	926	Active

Memphis A&E	T427	38,897	926	Active
Memphis A&E	T428	38,897	926	Active
Memphis A&E	T429	51,793	1,233	Active
Memphis A&E	T430	10,182	242	Active
Memphis Polymer	T32	33,824	805	Active
Memphis Polymer	T33	33,824	805	Active
Memphis Polymer	T34	33,824	805	Active
Memphis Polymer	T35	33,824	805	Active
Memphis Polymer	T36	33,824	805	Active
Memphis Polymer	T38	8,268	197	Inactive
Memphis Terminal	T1	424,266	10,102	Active
Memphis Terminal	T1A	1,014,715	24,160	Inactive
Memphis Terminal	T1S	845,596	20,133	Active
Memphis Terminal	T2	845,596	20,133	Active
Memphis Terminal	T2A	845,596	20,133	Inactive
Memphis Terminal	T2S	563,730	13,422	Active
Memphis Terminal	T3	845,596	20,133	Active
Memphis Terminal	T3A	1,714,868	40,830	Active
Memphis Terminal	T3S	845,596	20,133	Active
Memphis Terminal	T4	563,730	13,422	Active
Memphis Terminal	T4A	845,596	20,133	Inactive
Memphis Terminal	T4S	845,596	20,133	Active
Memphis Terminal	T5A	856,019	20,381	Active
Memphis Terminal	T5S	281,865	6,711	Inactive
Memphis Terminal	T6A	19,184	457	Inactive
Memphis Terminal	T6S	1,023,964	24,380	Active
Memphis Terminal	T7A	1,585,492	37,750	Active
Memphis Terminal	T7S	1,023,171	24,361	Active
Memphis Terminal	T8A	3,382,383	80,533	Active

Memphis Terminal	T8S	0	0	Inactive
Memphis Terminal	T9	2,348,877	55,926	Active
Memphis Terminal	T9A	3,382,383	80,533	Active
Memphis Terminal	T10	4,217,644	100,420	Active
Memphis Terminal	T11	4,229,740	100,708	Active
Memphis Terminal	T12	16,149	384	Active
Memphis Terminal	T13	16,442	391	Active
Memphis Terminal	T14	10,335	246	Active
Memphis Terminal	T15	4,069	97	Active
Memphis Terminal	T16	4,069	97	Active
Memphis Terminal	T17	11,157	266	Active
Memphis Terminal	T18	11,157	266	Active
Memphis Terminal	T20	11,157	266	Active
Memphis Terminal	T21	4,069	97	Active
Memphis Terminal	T22	4,069	97	Active
Memphis Terminal	T23	18,289	435	Active
Memphis Terminal	T24	20,506	488	Active
Memphis Terminal	T25	20,506	488	Active
Memphis Terminal	T26	6,183	147	Inactive
Memphis Terminal	T27	0	0	Inactive
Memphis Terminal	T29	17,662	421	Active
Memphis Terminal	T30	17,662	421	Active
Memphis Terminal	T37	211,399	5,033	Active
Memphis Terminal	T40	6,389	152	Active
Total:			805,815

Facility - Nashville TN

Location	Tank Number	Volume (gallons)	Volume (bbls)	Active/Inactive
Nashville, TN	1	3,383,982	80,571	Active
Nashville, TN	2	414,540	9,870	Active
Nashville, TN	3	1,694,742	40,351	Active
Nashville, TN	4	10,570	252	Active
Nashville, TN	5	10,570	252	Active
Nashville, TN	6	108,577	2,585	Active
Nashville, TN	7	108,577	2,585	Active
Nashville, TN	8	43,736	1,041	Active
Nashville, TN	10	3,383,982	80,571	Active
Nashville, TN	11	5,261	125	Active
Nashville, TN	12	60,883	1,450	Active
Nashville, TN	13	4,219,656	100,468	Active
Total:			320,121

Facility - Yellow Creek MS

Location	Tank Number	Volume (gallons)	Volume (bbls)	Active/Inactive
Yellow Creek, MS	1	3,382,383	80,533	Active
Yellow Creek, MS	2	3,382,383	80,533	Active
Yellow Creek, MS	3	210,882	5,021	Active
Yellow Creek, MS	4	10,000	238	Active
Yellow Creek, MS	6	7,892	188	Active
Yellow Creek, MS	8	424,266	10,102	Active
Yellow Creek, MS	9	845,596	20,133	Active
Yellow Creek, MS	10	210,882	5,021	Active
Yellow Creek, MS	11	13,530	322	Active
Yellow Creek, MS	12	2,960	70	Active
Yellow Creek, MS	13	6,389	152	Active
Total:			202,313

ATTACHMENT E

Leased Facilities

Facility - Yellow Creek MS

Real property in the City of Iuka, County of Tishomingo, State of Mississippi, described as follows:

A parcel of land containing 6 acres, more or less, lying and being situated in the NW 1/4 of the
SW 1/4 of Section 22, T1S-R10E, Tishomingo County, Mississippi and being more particularly described as follows:

Beginning at a Metal Marker No. 1-1-19 (Coordinates: N. 1 932,648; E. 678,185) located on the 423 foot contour of the Southeast shore of the Tanyard Branch Inlet of the Yellow Creek
Embayment; thence, South 37 degrees 03 minutes East, 440 feet to a Metal Marker No. 1-1-20 in the Northwest line of the right-of-way for the access highway, said metal marker being 98 feet Northwest of the radially opposite survey station 43 + 19.4 on the surveyed center line for the said access highway; thence with the right-of-way line for the access highway South 34 degrees 54 minutes West, 96 feet to a Metal Marker No. 1-1-21 which is 55 feet North of and opposite survey station 42 + 11.4; thence South 77 degrees 19 minutes West, 214 feet to a Metal Marker No. 1-1-22 which is 85 feet North of and opposite survey station 40 + 00; thence South 63 degrees 04 minutes West, 372 feet to a Metal Marker No. 1-1-23, which is 45 feet North of and opposite survey station 36 + 30.1; thence South 84 degrees 57 minutes West 265 feet to a point on line with a Metal Marker No. 1-1-24 which is 65 feet north of and radially opposite survey station 32 + 00; thence North 05 degrees 03 minutes West 210 feet, more or less, to the 423 foot contour; thence Eastward along the 423 foot contour to the point of beginning, containing 6 acres, more or less.

E-1